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As filed with the Securities and Exchange Commission on March 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3248826 (I.R.S. Employer Identification Number)

6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

William R. Ringo
Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
William H. Hinman, Jr., Esq.
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94304
(650) 251-5000

        Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

1.75% Convertible Senior Notes due December 15, 2011	Principal Amount: $300,000,000	100%(2)	$300,000,000	$35,310

Common Stock, $0.0001 par value per share and associated preferred share purchase rights (3)	23,404,590 shares (4)	(5)	(5)	(5)

(1)
Calculated at the statutory rate of .0001177 of the proposed maximum aggregate offering price, which price is estimated solely for the purpose of calculating the registration fee.
(2)
Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)
The preferred share purchase rights, which are attached to the shares of Abgenix common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.
(4)
This number represents the total number of shares of common stock that are initially issuable upon conversion of the notes registered hereby at the conversion rate of 78.0153 shares per $1,000 of notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of a stock split, stock dividend, recapitalization, make-whole payment or similar event in circumstances described in the prospectus that is part of this registration statement.
(5)
No additional consideration will be received for the common stock. Therefore, no additional registration fee is required pursuant to Rule 457(i).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 17, 2005

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$300,000,000

1.75% Convertible Senior Notes due December 15, 2011
and the Common Stock Issuable upon Conversion of the Notes

        Abgenix, Inc. originally issued the notes in a private placement in December 2004. This prospectus will be used by selling security holders to resell their notes and the shares of common stock issuable upon conversion of their notes. The notes are initially convertible into an aggregate of 23,404,590 shares of common stock.

        Abgenix will pay interest on the notes on June 15 and December 15 of each year. The first interest payment will be made on June 15, 2005. The notes are Abgenix's senior unsecured obligations and are effectively subordinated to all indebtedness and all liabilities of Abgenix's subsidiaries. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

        The notes will mature on December 15, 2011. Holders may convert their notes into shares of Abgenix's common stock at any time prior to their maturity or prior to their redemption or repurchase by Abgenix. The initial conversion rate is 78.0153 shares of Abgenix's common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $12.82 per share.

        On or after December 20, 2009, Abgenix has the option to redeem all or a portion of the notes that have not been previously converted, at the redemption prices set forth in this prospectus.

        Upon the occurrence of certain "fundamental changes", as described in this prospectus, Abgenix has the option to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the surviving or acquiring company. If Abgenix does not utilize this option upon a fundamental change, or if it does not apply, holders will have the option, in some cases, to require Abgenix to repurchase their notes at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase or, in certain cases, to convert the notes into common stock at an increased conversion rate based on the price paid per share of Abgenix common stock in the fundamental change transaction.

        Abgenix's common stock is quoted on The Nasdaq National Market under the symbol "ABGX". The last reported sale price of Abgenix's common stock on March 16, 2005 was $7.75 per share.

        Investing in our common stock involves risks. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2005

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act), and therefore file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities, which are located at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. We also have a website (www.abgenix.com) through which you may access our filings. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

INCORPORATION BY REFERENCE

        In this document, Abgenix "incorporates by reference" the information it files with the SEC, which means that Abgenix can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. Abgenix incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

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  Abgenix's annual report on Form 10-K for the year ended December 31, 2004;

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  Abgenix's current report on Form 8-K filed on February 18, 2005;

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  the description of Abgenix's common stock in its registration statement on Form 8-A filed with the SEC on May 5, 1998; and

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  the description of Abgenix's rights agreement, Series A participating preferred stock and preferred stock purchase rights on Form 8-A/A filed on May 14, 2002, as amended on October 29, 2003.

        You may request a copy of these filings at no cost, by writing or telephoning Abgenix at:

Abgenix, Inc.
6701 Kaiser Drive
Fremont, CA 94555
(510) 284-6500

        You should read the information relating to Abgenix in this prospectus together with the information in the documents incorporated by reference.

        You should rely only upon the information provided in this document or incorporated in this document by reference. Abgenix has not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the filing date of the respective document.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the SEC, including those described under "Incorporation by Reference". In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless and to the extent we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, before making an investment decision. When used in this prospectus, the terms "Abgenix," "we," "our" and "us" refer to Abgenix, Inc. and its consolidated subsidiaries, unless otherwise specified.

Abgenix, Inc.

        We are a biopharmaceutical company that is focused on the discovery, development and manufacture of human therapeutic antibodies for the treatment of a variety of disease conditions, including cancer, inflammation and metabolic disease.

        We have proprietary technologies that facilitate rapid generation of highly specific, antibody therapeutic product candidates that contain fully human protein sequences and that bind to disease targets appropriate for antibody therapy. We refer to these candidates as fully human antibody therapeutic product candidates. We developed our XenoMouse® technology, a technology using genetically modified mice, to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM™ technology. In our XenoMax™ technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals.

        Currently, ten antibodies generated with our XenoMouse technology are in clinical trials, including three of our proprietary antibody therapeutic product candidates and eight antibody product candidates being developing by companies that have licensed our technology. Our most advanced proprietary product candidate, panitumumab (formerly known as ABX-EGF), is in pivotal trials in colorectal cancer and is being co-developed with Immunex Corporation, a wholly-owned subsidiary of Amgen Inc. Our other proprietary product candidate is in early stage clinical trials. In addition, we have entered into a variety of contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies to jointly develop and commercialize products or to enable other companies to use our XenoMouse and XenoMax technologies in the development of their products. Five of our licensing partners, Pfizer, Inc., Amgen, Chiron Corporation, CuraGen Corporation and Human Genome Sciences, Inc., have initiated clinical trials or submitted regulatory applications for such trials for antibodies generated from XenoMouse animals.

        We were incorporated on June 24, 1996, and on July 15, 1996 were organized pursuant to a stock purchase and transfer agreement with Cell Genesys, Inc. In 1989, Cell Genesys started our business and operations and conducted our business and operations internally within its organization as a separate division. In 1991, Cell Genesys and JT Immunotech USA Inc., the predecessor company to JT America Inc. and a medical subsidiary of Japan Tobacco, formed Xenotech, an equally owned joint venture, to develop genetically modified strains of XenoMouse® mice, and to commercialize products generated from these mice. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest in Xenotech.

        Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse® is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. XenoMax is a trademark of Abgenix. SLAM is a trademark of our subsidiary Abgenix Biopharma, Inc. registered in Canada. This prospectus also contains or incorporates by reference trademarks of third parties.

        Our principal executive offices are located at 6701 Kaiser Drive, Fremont, California 94555, and our telephone number is (510) 608-6500. Our website address is www.abgenix.com. Our website is not part of this prospectus.

THE OFFERING

Securities Offered	$300,000,000 principal amount of 1.75% Convertible Senior Notes due December 15, 2011.
Interest	The notes bear interest at an annual rate of 1.75%. Interest is payable in arrears on December 15 and June 15 of each year, beginning on June 15, 2005.
Maturity Date	December 15, 2011, unless earlier redeemed, repurchased or converted.
Conversion Rights
The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 78.0153 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $12.82 per share. Upon conversion, you will not receive any cash representing accrued interest, except in limited circumstances. See "Description of the Notes—Conversion of Notes."
Ranking
The notes are senior unsecured obligations of Abgenix and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The notes are senior in right to any existing indebtedness which is subordinated by its terms, including our unsecured 3 1/2% Convertible Subordinated Notes due 2007 and our Convertible Subordinated Note due 2013.
Optional Redemption	The notes may not be redeemed at our option prior to December 20, 2009. We may redeem the notes on or after December 20, 2009, at the redemption prices set forth in this prospectus.
Sinking Fund	None.
Repurchase at Option of Holder Upon a Fundamental Change
Subject to our rights described under "Public Acquirer Change of Control" below, if we undergo a fundamental change (as defined under "Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change"), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash all or any portion of their notes. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.
Adjustment to Conversion Rate Upon a Fundamental Change
Subject to our rights described under "Public Acquirer Change of Control" below, if a holder elects to convert notes in connection with a fundamental change, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on our common stock price at that time, as described under "Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change."

Public Acquirer Change of Control
In the case of a fundamental change that is a "public acquirer change of control" (as defined under "Description of Notes—Public Acquirer Change of Control"), we may, in lieu of permitting a repurchase at the holder's option or adjusting the conversion rate as described in the preceding paragraph, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into an adjusted number of shares of public acquirer common stock.
Use of Proceeds
All of the notes and shares of common stock are being sold by the selling security holders or their pledges, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock. See "Use of Proceeds" and "Selling Security Holders."
Trading
The notes will not be traded on any established securities market and we cannot assure you as to the liquidity of or trading market for the notes. Our common stock is traded on The Nasdaq National Market under the symbol "ABGX."
Registration Rights	Please refer to the section entitled "Description of Notes—Registration Rights."
Risk Factors	Investment in the notes involves risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before investing in the notes.

RISK FACTORS

        An investment in the common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision. Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Forward-Looking Statements".

Risks Related to the Notes

The notes are unsecured and are effectively subordinated to all liabilities of our subsidiaries.

        The notes are unsecured and are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. As of December 31, 2004, our subsidiaries had $549,000 of liabilities, including trade payables, to which the notes are effectively subordinated. The indenture governing the notes does not restrict the incurrence of other debt by us or our subsidiaries. By reason of such structural subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all liabilities of our subsidiaries have been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Our stock price is highly volatile, and may affect the volatility of the notes.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period from January 1, 2004 to December 31, 2004, our common stock closed as high as $18.55 per share and as low as $7.77 per share. This may impact your decision to buy or sell the notes. Factors affecting our stock price include:

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  our financial results;

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  fluctuations in our operating results;

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  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

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  published reports by securities analysts;

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  developments in our clinical trials and in clinical trials for potentially competitive product candidates;

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  government regulation;

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  changes in reimbursement policies;

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  developments in patent or other proprietary rights;

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  announcements that we have entered into new collaboration, licensing or similar arrangements with new collaborators, or amendments of the terms of our existing collaborations;

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  developments in our relationship with customers;

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  public concern as to the safety and efficacy of our products; and

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  general market conditions.

We may not have sufficient cash to purchase the notes, if required, upon a fundamental change.

        You may require us to purchase all or any portion of your notes upon a fundamental change, which generally is defined as the occurrence of any of the following: (1) our common stock is not traded on a national securities exchange or listed on The Nasdaq Stock Market; (2) any person acquires more than 50% of the total voting power of all shares of our capital stock; (3) certain mergers, consolidations, sales or transfers involving us occur; or (4) our board of directors does not consist of continuing directors. In certain situations, you will not have a repurchase right even if a fundamental change has occurred. See "Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change" and "Description of the Notes—Public Acquirer Change of Control." In addition, we may not have sufficient cash funds to purchase the notes upon such a fundamental change. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders at the time to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance the notes, we would be prohibited from purchasing the notes upon a fundamental change. If we were unable to purchase the notes upon a fundamental change, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the fundamental change may be an event of default under our other debt.

There is no public market for the notes.

        We issued the notes in December 2004 in a private offering made primarily to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The offering was made through two investment banks, which we refer to as the "initial purchasers." Prior to that offering there was no trading market for the notes. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected. If such a market were to develop, the notes could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities. In addition, the market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. There can be no assurance that the future market for the notes will not be subject to volatility. Accordingly, no assurance can be given as to the liquidity of the notes. There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Abgenix except to the extent described under "Description of the Notes—Repurchase at Option of the Holder Upon a Fundamental Change."

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If any or all of our outstanding notes are converted into shares of our common stock, existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

        Our convertible notes, including the notes offered hereby, are convertible, at the option of the holder, into shares of our common stock at varying conversion prices. We have reserved shares of our authorized common stock for issuance upon conversion of our convertible notes. If any or all of our notes are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure. If any or all of our notes are not converted into shares of our common stock before their respective maturity dates, we will have to pay the holders of such notes the full aggregate principal amount of the notes then outstanding. Any such payment would have a material adverse effect on our cash position.

Risks Related to our Finances

We are an early stage company without commercial therapeutic products, and we cannot assure you that we will develop sufficient revenues in the future to sustain our business.

        You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will need to make significant additional investments in research and development, preclinical testing and clinical trials, and in regulatory and sales and marketing activities, to commercialize current and future product candidates. Our product candidates, if successfully developed and approved for marketing, may not generate sufficient or sustainable revenues to enable us to be profitable.

We have a history of losses and we expect to continue to incur losses for the foreseeable future.

        We have incurred net losses since we were organized as an independent company, including in the last five years net losses of $8.8 million in 2000, $60.9 million in 2001, $208.9 million in 2002, $196.4 million in 2003 and $187.5 million in 2004. As of December 31, 2004, our accumulated deficit was $752.3 million. Our losses to date have resulted principally from:

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  research and development costs relating to the development of our XenoMouse and XenoMax technologies and antibody product candidates;

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  general and administrative costs relating to our operations;

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  manufacturing start-up costs related to our manufacturing facility including depreciation, outside contractor costs and personnel costs for activities such as quality assurance and quality control;

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  impairment charges related to our strategic investments in CuraGen, ImmunoGen, Inc., and MDS Proteomics Inc.; and

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  impairment charges relating to technology in the field of catalytic antibodies, which includes intellectual property that was acquired through the acquisition of Hesed Biomed, Inc.

        We expect to incur additional losses for the foreseeable future as a result of our research and development costs and manufacturing start-up costs, including costs associated with conducting preclinical development and clinical trials, which will continue to be substantial, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This will increase our need for capital and will result in losses for at least the next several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing, manufacturing and other contractual arrangements, the progress or lack of progress of product development candidates in our collaboration with AstraZeneca and the initiation, success or failure of clinical trials.

We are currently unprofitable and may never be profitable, and our future revenues could fluctuate significantly.

        Since our founding, we have funded our research and development activities primarily from private placements and public offerings of our securities and from revenues generated by our licensing and other contractual arrangements.

        Prior to the potential marketing approval of panitumumab, we expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and other contractual arrangements. To date, payments under licensing and other agreements have been in the form of license fees, milestone payments, reimbursement for research and development expenses, option fees, and payments for manufacturing services. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve contractual milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. Our revenues for any period may not be sufficient to cover our operating costs, including the costs of operating our manufacturing plant. We may not be able to:

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  enter into further co-development, licensing, manufacturing or other agreements;

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  successfully complete preclinical development or clinical trials;

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  obtain required regulatory approvals;

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  successfully manufacture or market product candidates; or

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  generate additional revenues or profitability.

        Our failure to achieve any of the above goals would materially harm our business, financial condition and results of operations.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources to support research and development and operate our manufacturing facility, including costs associated with preclinical development and clinical trials. In the years ended December 31, 2004, 2003 and 2002, we incurred expenses of $124.8 million, $98.2 million and $128.5 million, respectively, on research and development. For the year ended December 31, 2004, our manufacturing start-up costs were $25.4 million. Regulatory and business factors will require us to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of, and attaining regulatory approvals for, product candidates. The amounts of expenditures that will be necessary to execute our business plan are subject to numerous uncertainties that may adversely affect our liquidity and capital resources. Our future liquidity and capital requirements will depend on many factors, including:

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  the scope and results of preclinical development and clinical trials;

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  the retention of existing and establishment of further co-development, licensing, manufacturing and other agreements, if any;

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  the decisions of our collaborator, Amgen, under our co-development agreement for panitumumab, which provides Amgen decision-making authority for development and commercialization activities and obligates us to share 50% of the development and commercialization costs;

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  continued scientific progress in our research and development programs;

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  the size and complexity of these programs;

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  the cost of operating our manufacturing facility, validating our processes and complying with good manufacturing practice regulations;

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  the cost of conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications, and enforcing and defending against patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product or technology in-licensing in which we engage;

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  the extent and duration of market exclusivity we can command for our products, through patent and regulatory laws; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and other contractual arrangements, will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business, including the uncertainties listed above, we cannot assure you that this will be the case. In addition, we may choose to obtain additional financing from time to time. We may choose to raise additional funds through public or private equity or debt financing, licensing and other agreements, a bank line of credit, sale-lease back financing, mortgage financing, asset sales or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt financing, if available, may subject us to restrictive covenants and significant interest costs. We may also choose to obtain funding through licensing and other contractual arrangements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

Our indebtedness may harm our financial condition and results of operations.

        At December 31, 2004, we had approximately $463.6 million of outstanding notes, including $113.7 million of convertible subordinated notes due March 15, 2007, $300.0 million of outstanding convertible senior notes due December 15, 2011 and a $50.0 million note held by AstraZeneca. In addition, at December 31, 2004, we had accrued approximately $25.6 million in long-term liabilities to Amgen pursuant to our co-development agreement. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

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  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

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  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

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  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets;

  •
  to reduce or delay planned capital expenditures; or

  •
  to reduce or delay planned operating expenditures, such as clinical trials.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Our strategic investments expose us to equity price risk and our investments in those companies may be deemed impaired, which would affect our results of operations.

        We are exposed to equity price risk on our strategic investments in CuraGen and ImmunoGen and we may elect to make additional similar investments in the future. In 1999 and 2000, we purchased an aggregate amount of $80.0 million of the common stock of CuraGen and ImmunoGen as strategic investments. In 2002, declines in the fair value of the CuraGen and ImmunoGen common stock were deemed to be other than temporary, primarily because the stock of each company traded below our cost basis for more than six months. Accordingly, we recorded a total impairment charge for the year ended December 31, 2002 of $67.3 million. The public trading prices of the shares of both companies have fluctuated significantly since we purchased them and could continue to do so. If these shares trade below their new cost bases in future periods, we may incur additional impairment charges relating to these investments. As of December 31, 2004, these investments were recorded at fair value in long-term investments on the balance sheet, and any net unrealized holding gains and losses are reported as a component of stockholders' equity.

Risks Related to the Development and Commercialization of our Products

Our XenoMouse and XenoMax technologies may not produce safe, efficacious or commercially viable products, which will be critical to our ability to generate revenues from our products.

        Our XenoMouse and XenoMax technologies are new approaches to developing antibodies as products for the treatment of diseases and medical disorders. To date, neither we nor our customers have commercialized any antibody therapeutic products based on our technologies. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody therapeutic product candidates are still in various stages of development and many are in an early development stage. We have initiated clinical trials with respect to four proprietary fully human antibody therapeutic product candidates, and our collaborators have initiated clinical trials with respect to eight other fully human antibody therapeutic product candidates generated by XenoMouse technology. We cannot be certain that either XenoMouse technology or XenoMax technology will generate antibodies against every antigen to which they are exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology and XenoMax technology may not result in any meaningful benefits to our current or potential customers or in product candidates that are safe and efficacious for patients. Our failure to generate antibody therapeutic product candidates that lead to the successful commercialization of products would materially harm our business, financial condition and results of operations.

If we do not successfully develop our products, or if they do not achieve commercial success, our business will be materially harmed.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

  •
  delays in product development, clinical testing or manufacturing;

  •
  unplanned expenditures in product development, clinical testing or manufacturing;

  •
  failure in clinical trials or failure to receive regulatory approvals;

  •
  emergence of superior or equivalent product development technologies or products;

  •
  inability to manufacture on our own, or through others, product candidates on a clinical or commercial scale;

  •
  inability to market products due to third-party proprietary rights;

  •
  election by our customers not to pursue product development;

  •
  failure by our customers to develop products successfully; and

  •
  failure to achieve market acceptance.

        In certain instances, we have terminated the clinical development of product candidates when the results of clinical trials did not warrant continued development. We hope to be able to make up for the loss of diversity in our product pipeline through the number and variety of potential new product candidates we have in preclinical development. However, to the extent that we are unable to maintain a broad and diverse range of product candidates, our success would depend more heavily on one or a few product candidates.

        Because of these risks, our research and development efforts and those of our customers and collaborators may not result in any commercially viable products. Our failure to successfully complete a significant portion of these development efforts, to obtain required regulatory approvals or to achieve commercial success with any approved products would materially harm our business, financial condition and results of operations.

Before we commercialize and sell any of our product candidates, we must conduct clinical trials, which are expensive and have uncertain outcomes.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate.

        Many factors may delay our commencement and rate of completion of clinical trials, including:

  •
  the number of patients that ultimately participate in the trial, which may be affected by the availability of competing therapeutic alternatives;

  •
  the length of time required to enroll suitable patient subjects;

  •
  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials;

  •
  changes in regulatory requirements for clinical trials or any governmental or regulatory delays or clinical holds requiring suspension or termination of the trials;

  •
  delays, suspensions or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site;

  •
  unforeseen safety issues; and

  •
  inability to manufacture on our own, or through others, adequate supplies of the product candidate being tested.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our collaborators, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

        In addition, we have ongoing research projects that may lead to product candidates, but we have not submitted INDs, nor begun clinical trials for these projects. Our ability to file additional INDs, and to build diversity and scale in our product portfolio, depends to a significant extent on our ability to identify additional potential product candidates through our preclinical research and to conduct preclinical research efficiently. Our preclinical or clinical development efforts may not be successfully completed, we may not file further INDs and clinical trials may not commence as planned.

        Two of our proprietary product candidates, panitumumab and ABX-PTH, are in various stages of clinical trials. We have discontinued development of three proprietary product candidates, ABX-CBL, ABX-IL8 and ABX-MA1. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable FDA guidelines. As a result, these data will not support an application for regulatory approval without further clinical trials or further results from ongoing trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates. In addition, the FDA, other regulatory authorities, our partners, the institutional review boards for clinical trial sites or we may suspend or terminate clinical trials at any time.

        Our product candidates may fail to demonstrate safety or efficacy in clinical trials. For example, in 2002 we completed analysis of a Phase 2b clinical trial of ABX-IL8 in psoriasis, concluded that the results did not warrant continued development in psoriasis and decided not to proceed with studies in other disease indications. Similarly, in February 2003, we completed a preliminary analysis of the results from the Phase 2/3 clinical trial of ABX-CBL and concluded that the study did not meet its primary endpoint. Therefore, we and our co-developer, SangStat (now a subsidiary of Genzyme Corporation) do not plan any further development of ABX-CBL. Failures of clinical trials of any product candidate could delay the development of other product candidates or hinder our ability to obtain additional financing. In addition, failures in our clinical trials can lead to additional research and development expenses. Any delays in, or termination of, our clinical trials could impede our ability to commercialize our product candidates and materially harm our business, financial condition and results of operations.

Success in early clinical trials may not be indicative of results obtained in subsequent trials.

        Results from our early stage clinical trials and those of our collaborators are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical trials. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including: changes in regulatory policy during the period of product development; delays in obtaining regulatory approvals to commence a study; lack of efficacy during clinical trials; or unforeseen safety issues.

Our own ability to manufacture is uncertain, which may make it more difficult for us to develop and sell our products.

        We have limited experience manufacturing antibody therapeutic product candidates in our manufacturing facility. We intend to use our manufacturing facility for the manufacture of product candidates for clinical trials and to support the potential early commercial launch of a limited number of products, in each case, in compliance with FDA and European good manufacturing practices. In May 2000, we signed a long-term lease for the building that contains this manufacturing facility. Construction has been completed and portions of the facility are operational and validated. In October 2003, following an inspection by the California State Department of Health Services, we received a State Drug Manufacturing License. The license permits us to manufacture and ship clinical material from our manufacturing facility. The total cost of the facility was approximately $150 million. The costs of completing validation of this facility, making the remaining portions of the facility operational and qualifying the facility for regulatory compliance may be higher than expected. We currently have excess production services capacity and this condition may persist for an extended period. However, if the commercial launch of one or more of our product candidates proves successful, we will likely experience capacity shortages and may need to use one or more third-party facilities to produce these products in sufficient quantities.

        The process of manufacturing antibody therapeutic products is complex. While the managers of the facility have gained extensive manufacturing experience in prior positions with other companies, we have limited experience in the clinical or commercial scale manufacturing of our existing product candidates, or any other antibody therapeutic products, in our facility. We will need to hire, train and retain additional qualified manufacturing, quality control and quality assurance personnel. Also, we will need to manufacture such antibody therapeutic products in a facility and by an appropriately validated process that comply with FDA, European and other regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. If we are unable to manufacture product or product candidates in accordance with FDA and European good manufacturing practices we may not be able to obtain regulatory approval for our products and to supply our clinical trial needs. Any significant manufacturing changes for the production of our product candidates could result in delays in development or regulatory approval or in the reduction or interruption of commercial sales of our product candidates. Our inability to maintain our manufacturing operations in compliance with applicable regulations within our planned time and cost parameters could materially harm our business, financial condition and results of operations.

        We also may encounter problems with the following:

  •
  production yields;

  •
  quality control and assurance;

  •
  availability of qualified personnel;

  •
  availability of raw materials;

  •
  adequate training of new and existing personnel;

  •
  on-going compliance with our standard operating procedures;

  •
  on-going compliance with FDA regulations;

  •
  production costs; and

  •
  development of advanced manufacturing techniques and process controls.

        In addition, the FDA and other regulatory authorities will require us to register any manufacturing facilities in which our antibody therapeutic products are manufactured. These facilities will be subject to periodic and unannounced inspections to confirm compliance with FDA good manufacturing practices or other equivalent regulations. The FDA or foreign regulatory bodies will not grant pre-market approval of our product candidates, including panitumumab, if our facilities cannot pass a pre-license inspection. Therefore, both the filing and approval of a BLA for panitumumab could be delayed if we are unable to meet the relevant pre-license requirements and or if our facilities do not pass a pre-license inspection. In complying with these regulations and foreign regulatory requirements, we will be obligated to expend time, money and effort in production, record keeping and quality control in an effort to ensure that our product candidates meet applicable specifications and other requirements. Our failure to maintain regulatory compliance would materially harm our business, financial condition and results of operations.

We may rely on third-party manufacturers, and we may have difficulty conducting clinical trials or commercializing product candidates if a manufacturer does not perform in accordance with our expectations.

        Previously, we relied on contract manufacturers to produce candidates under good manufacturing practice regulations for use in our clinical trials. While we have established our own manufacturing facility, we cannot assure you that we will be able to qualify this facility for compliance with FDA and European good manufacturing practices or manufacture sufficient quantities of our product candidates for clinical trials or a potential early commercial launch. We continually evaluate our options for commercial production of our product candidates, including third-party manufacturers.

        Third-party manufacturers may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, shortage of capacity, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. They may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. Also, third-party manufacturers may have difficulty maintaining compliance with FDA good manufacturing practices or equivalent regulations, or having their facilities pass a pre-license inspection. Any failure of third-party manufacturers to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers or successfully implement our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

The successful growth of revenues from our manufacturing services depends to a large extent on our ability to find third parties who agree to use our services and our ability to provide those services successfully.

        We intend to enhance our contract revenues by entering into agreements to provide antibody production services to third parties. Potential third parties include our existing collaborators, as well as other pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop this aspect of our business. To date, we have entered into only a few production services agreements and we cannot assure you that we will be able to enter into additional agreements.

        We may not be able to secure manufacturing agreements on favorable terms. If we do obtain such agreements, we may encounter difficulties in performing as agreed. We may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, training of personnel, compliance with FDA good manufacturing practices and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. The failure to deliver required quantities of product on a timely basis and at commercially reasonable prices could materially harm our business, financial condition and results of operations.

The successful growth of our business depends to a large extent on our ability to find third-party collaborators to develop and commercialize many of our product candidates.

        Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

  •
  access proprietary antigens for which we can generate fully human antibody products;

  •
  fund research, preclinical development, clinical trials and manufacturing;

  •
  seek and obtain regulatory approvals; and

  •
  successfully commercialize existing and future product candidates.

        Our ability to continue our current collaborations and to enter into additional third party collaborations is dependent in large part on our ability to successfully demonstrate that our XenoMouse technology is an attractive method of developing antibody therapeutic products. We have generated only a limited number of fully human antibody therapeutic product candidates pursuant to our collaboration agreements that have advanced to the clinical stage. Our failure to maintain our existing collaboration agreements or to enter into additional agreements could materially harm our business, financial condition and results of operations.

        Our dependence on licensing, collaboration, manufacturing and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms that prove favorable to us, and we typically afford our collaborators significant discretion in electing whether to pursue any of the planned activities. Licensing and other contractual arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. To the extent we agree to work exclusively with one collaborator in a given therapeutic area, our opportunities to collaborate with other entities could be curtailed. For example, our collaboration with AstraZeneca for the identification and development of therapeutic antibodies in oncology contains exclusivity provisions that significantly restrict our ability to enter into arrangements with third parties in the field of oncology as well as our ability to conduct research and development activities in that field. To the extent that our collaboration with AstraZeneca is not successful, our ability to develop antibodies for use in oncology applications through other collaborations will be severely curtailed. Our collaboration with AstraZeneca also limits our ability to develop such antibodies through our own independent development.

        We cannot control the amount or timing of resources our collaborators may devote to a collaboration, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. The termination or breach of agreements by our collaborators, or the failure of our collaborators to complete their obligations in a timely manner, could materially harm our business, financial condition and results of operations. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

  •
  limit the number of product candidates that we will be able to develop and reduce the likelihood of successful product introduction;

  •
  significantly increase our capital requirements; and

  •
  place additional strain on our management's time.

        Existing or potential collaborators may pursue alternative technologies, including those of our competitors, or enter into other transactions that could make a collaboration with us less attractive to them. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which will require us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. The recent withdrawal of certain approved products from the market may lead to longer review periods by the FDA, particularly for product candidates being reviewed under an accelerated approval process, or may result in requests for more extensive trials or data.

        Securing FDA approval requires the submission of extensive preclinical and clinical data, manufacturing data and supporting information to the FDA for each indication to establish the product candidate's safety and efficacy. The generation of data supporting the approval process takes many years, requires the expenditure of substantial resources, and may involve post-marketing surveillance and requirements for post-marketing studies. As we conduct clinical trials for a given product candidate, we may decide or the FDA may require us to make changes in our plans and protocols. Such changes may relate to, for example, changes in the standard of care for a particular disease indication, comparability of efficacy and toxicity of materials where a change in materials is proposed, or competitive developments foreclosing the availability of expedited approval procedures. We may be required to support proposed changes with additional preclinical or clinical testing, which could delay the expected time line for concluding clinical trials. The approval of a product candidate may depend on the acceptability to the FDA of data from clinical trials conducted outside the United States. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

  •
  adversely affect the successful commercialization of any drugs that we or our customers develop;

  •
  impose costly procedures on us or our customers;

  •
  diminish any competitive advantages that we or our customers may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Our product candidates may not be approved or may be approved with limitations or for indications that differ from those we initially target. Even if marketing approval from the FDA is received, the FDA may impose post-marketing requirements, such as:

  •
  labeling and advertising requirements, restrictions or limitations, such as the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

  •
  testing and surveillance to monitor our future products and their continued compliance with regulatory requirements; and

  •
  inspection of products and manufacturing operations and, if any inspection reveals that the product or operation is not in compliance, prohibiting the sale of all products, suspending manufacturing or withdrawing market clearance.

        The discovery of previously unknown problems with our future products may result in restrictions of the products, including withdrawal from manufacture. Additionally, certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may revisit and change its prior determination with regard to the safety or efficacy of our products and withdraw any required approvals after we obtain them. Even prior to any formal regulatory action requiring labeling changes or affecting manufacturing, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety and efficacy develop.

        In their regulation of advertising, the FDA and the Federal Trade Commission ("FTC") may issue correspondence alleging that particular advertising or promotional practices are false, misleading or deceptive. The FDA or FTC may impose a wide array of sanctions on companies for such advertising practices. Additionally, physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product's labeling or differ from those tested by us and approved by the FDA. While such "off-label" uses are common and the FDA does not regulate physicians' choice of treatments, the FDA does restrict a manufacturer's communications on the subject of "off-label" use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses. If our advertising or promotional activities fail to comply with the FDA's or FTC's regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA or FTC.

        If we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

  •
  delays;

  •
  warning letters;

  •
  fines;

  •
  clinical holds;

  •
  product recalls or seizures;

  •
  changes to advertising;

  •
  injunctions;

  •
  refusal of the FDA to review pending market approval applications or supplements to approval applications;

  •
  total or partial suspension of product manufacturing, distribution, marketing and sales;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications; and

  •
  criminal prosecutions.

        In many instances we expect to rely on our customers and co-developers to file INDs and generally direct the regulatory approval process for products derived from our technologies. These customers and co-developers may not be able to or may choose not to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If they fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing or realizing the commercial benefits from the marketing of products derived from our technologies. In addition, our failure to obtain the required approvals would preclude the commercial use of our products. Any such delays and limitations may materially harm our business, financial condition and results of operations.

If we are unable to manufacture our product candidates in compliance with current good manufacturing practices requirements, we will not be able to commercialize our product candidates.

        We are required to comply with the applicable FDA current good manufacturing practice, or "cGMP" regulations and other regulatory requirements. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities, including our facility, must pass a pre-license inspection by the FDA before initiating commercial manufacturing of any product. The FDA enforces post-marketing regulatory requirements such as cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. In addition, cGMP requirements are constantly evolving and new or different requirements may apply in the future. Manufacturing facilities in California, including our facility, are also subject to the licensing requirements of and inspection by the State of California Department of Health Services. In October 2003, following an inspection, we received a Drug Manufacturing License from the State of California. The license, which must be renewed annually, permits us to manufacture and ship clinical material. We are responsible for manufacturing clinical and, for the first five years after launch, commercial supplies for panitumumab with Amgen's support and assistance. We may not be able to comply with applicable cGMP requirements and other regulatory requirements. Our failure to comply with these requirements could delay or prevent the approval of our product candidates and would materially harm our business, financial condition and results of operations.

If our products do not gain market acceptance among the medical community, our revenues would greatly decline and might not be sufficient to support our operations.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness of our product candidates;

  •
  their potential advantage over alternative treatment methods;

  •
  reimbursement policies of government and third-party payors; and

  •
  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payers and the medical community may not accept or utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

We do not have marketing and sales experience, which may require us to rely on others to market and sell our products and may make it more challenging for us to commercialize our product candidates.

        Although we have been marketing our XenoMouse technology to potential customers and collaborators for several years, we do not have marketing, sales or distribution experience or capability with respect to our therapeutic product candidates. We intend to enter into arrangements with third parties to market and sell most of our therapeutic product candidates when we commercialize them. For example, pursuant to our amended joint development agreement for panitumumab, Amgen has decision-making authority for development and commercialization activities relating to any products developed under the collaboration, although we have the right to co-promote any products. Should we exercise this right to co-promote, it will take significant resources to develop the appropriate sales capabilities and there can be no assurance that we will be able to do this successfully. We may not be able to enter into additional marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, we will need to develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Our failure to enter into successful marketing arrangements with third parties and our inability to conduct such activities ourselves would materially harm our business, financial condition and results of operations.

Risks Related to Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our success depends in part on our ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing the proprietary rights of others and defend ourselves from any allegation that we have done so; and

  •
  prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patent applications will be approved or any resulting patents will be enforced. In addition, third parties may challenge, seek to invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection for our technology or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

        Parties have conducted research for many years in the antibody and transgenic animal fields. The term "transgenic", when applied to an animal, such as a mouse, refers to an animal that has chromosomes into which human genes have been incorporated. This research has resulted in a substantial number of issued patents and an even larger number of pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation may prevent us and our customers from pursuing product development or commercialization. Such a result could materially harm our business, financial condition and results of operations.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products, if any. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

Risks Related to Our Industry

We face intense competition and rapid technological change, and if we fail to develop products that keep pace with new technologies and that gain market acceptance, our product candidates or technologies could become obsolete.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We face competition in several different forms. Our antibody generation activities currently face competition from several companies and technologies. In addition, the product candidates that we or our customers are developing also face competition. Finally, we compete with companies that currently offer antibody production services, and may compete with companies that currently only manufacture their own antibodies but could offer antibody production services to third parties.

        We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. Many of these companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products for use on their own or in combination therapies. Many of these companies are addressing the same diseases and disease indications as we or our customers are.

        We compete with companies that offer the services of generating monoclonal antibodies for antibody-based therapeutics. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time.

        Many of these companies and institutions, either alone or together with their customers or collaborators, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers or collaborators, have significantly greater experience than we do in:

  •
  developing products;

  •
  undertaking preclinical testing and human clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

        We also face competition from companies that provide production services. These include contract manufacturers, such as Lonza, Avid Bioservices, Inc., Diosynth Biotechnology, DSM N.V., Cangene Corporation and Goodwin Biotechnology Inc., and other pharmaceutical and biotechnology companies that manufacture their own product candidates but can make extra capacity available to collaborators and customers, such as Boehringer Ingelheim GmbH, Biogen Idec Inc., ICOS Corporation, Abbott and Novartis AG.

We face uncertainty over reimbursement and healthcare reform, which, if determined adversely to us, could seriously hinder the market acceptance of our products.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers and private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals. The failure of government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

We may experience pressure to lower the prices of any prescription pharmaceutical products we are able to obtain approval for because of new and/or proposed federal legislation.

        New federal legislation, enacted in December 2003, has added an outpatient prescription drug benefit to Medicare, effective January 2006. In the interim, Congress has established a discount drug card program for Medicare beneficiaries. Both benefits will be provided primarily through private entities, which will attempt to negotiate price concessions from pharmaceutical manufacturers. These negotiations may increase pressures to lower prices. While the new law specifically prohibits the United States government from interfering in price negotiations between manufacturers and Medicare drug plan sponsors, some members of Congress are pursuing legislation that would permit the United States government to use its enormous purchasing power to demand discounts from pharmaceutical companies, thereby creating de facto price controls on prescription drugs. In addition, the new law contains triggers for Congressional consideration of cost containment measures for Medicare in the event Medicare cost increases exceed a certain level. These cost containment measures could include some sorts of limitations on prescription drug prices. The new legislation also modified the methodology used for reimbursement of physician administered and certain other drugs already covered under Medicare Part B. This new methodology would likely apply to certain of our products if and when commercialized. Experience with new reimbursement methodology is limited, and could be subject to change in the future. Our results of operations could be materially harmed by the different features of the Medicare prescription drug coverage legislation, by the potential effect of such legislation on amounts that private insurers will pay for our products and by other healthcare reforms that may be enacted or adopted in the future.

Other Risks Related to Our Company

The future growth and success of our business will depend on our ability to continue to attract and retain our employees and consultants.

        For us to pursue product development, manufacturing, marketing and commercialization plans, we will need to hire additional qualified scientific, manufacturing, quality control, quality assurance, and key management personnel, including a vice president of quality and a vice president of process science. We may also need to hire personnel with expertise in clinical testing, government regulation, marketing, law and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. The inability to attract and retain qualified personnel could materially harm our business, financial condition and results of operations.

        We grant stock options as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to fluctuations in the trading price of our common stock in recent years, a substantial portion of the stock options held by our employees have an exercise price that is higher than the current trading price of our common stock. We may elect to grant additional stock options at the current lower market price, pay higher cash compensation, or provide some combination of these alternatives to retain and attract qualified employees, but we cannot be sure that any of these actions would be successful. If we issue additional stock options, this would dilute existing stockholders. In addition, the expensing of stock options and other stock-based awards may increase any net losses or decrease any net income recorded in any given period and could affect the price that investors might be willing to pay in the future for shares of our common stock.

        As a result of these factors, we may have difficulty attracting and retaining qualified personnel, which could materially harm our business, financial condition and results of operations.

We may experience difficulty in the integration of any future acquisition with the operations of our business.

        We may from time to time seek to expand our business through corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, involve risks such as the following:

  •
  the potential inability to identify target companies best suited to our business plan;

  •
  the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;

  •
  incurrence of expenses attendant to transactions that may or may not be consummated; and

  •
  difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

        In addition, our past and future acquisitions of companies and businesses and expansion of operations may result in dilutive issuances of equity securities, the incurrence of additional debt, U.S. or foreign tax liabilities, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense or other charges to expense. For example, we recorded a one-time charge of $17.2 million in the quarter ended June 30, 2004, as a result of our determination that an impairment of our acquired technology in the field of catalytic antibodies had occurred and that the estimated value had declined to zero. This technology was acquired in 2001 through the acquisition of Hesed Biomed, Inc. After assessing the associated patent position and the likelihood of sale or license of the technology to a third party, we further determined that the possibility of generating positive future cash flows from the technology was remote. We continue to evaluate our internal programs and assets. Further changes in our plans or strategy could result in additional one-time charges.

We have implemented a stockholder rights plan and are subject to other anti-takeover provisions, which could deter a party from effecting a takeover of us at a premium to our then-current stock price.

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended and restated in November 1999 and May 2002, and amended in October 2003. The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could affect the price that certain investors might be willing to pay in the future for our common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        In October 2003, we entered into a collaboration and license agreement with AstraZeneca for the purpose of identifying and developing antibody products for use in oncology therapeutics. The collaboration agreement includes provisions that would allow AstraZeneca to accelerate its selection of target antigens and, in certain situations, terminate the collaboration agreement, or specific programs or activities conducted under it, in the event of a change in control in us, particularly if we were acquired by a competitor of AstraZeneca. In the event of a change in control of us, AstraZeneca could also acquire control over the development programs and various intellectual property rights in respect of antigens that are the subject of the collaboration agreement. This would result in a reduction in the royalties and milestones to be paid by AstraZeneca to us under the collaboration agreement and the release of AstraZeneca from certain exclusivity provisions. In addition, certain exclusivity provisions contained in the collaboration agreement would apply to an acquirer of our company and would restrict the acquirer's ability to operate its business in the oncology field after the acquisition, except with respect to pre-existing development programs. These and other provisions of the collaboration agreement could make our company less attractive to a potential acquirer, particularly an acquirer that conducts or expects to conduct significant operations in the field of oncology therapeutics.

        We are also subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals, our collaboration agreement with AstraZeneca and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

We face product liability risks and may not be able to obtain adequate insurance, and if we are held liable for an uninsured claim or a claim in excess of our insurance limits, our business, financial condition and results of operations may be harmed.

        The use of any of our product candidates, or of any products manufactured in our facility, in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials and production services activities, under which the coverage limits are $15.0 million per occurrence and $15.0 million in the aggregate. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

Our operations involve hazardous materials, and we could be held responsible for any damages caused by such materials.

        Our research and manufacturing activities involve the controlled use of hazardous materials. In addition, although we maintain insurance for harm to employees and to our facilities caused by hazardous materials, we do not insure against any other harm (including harm to the environment) caused by the use of hazardous materials on our premises. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

We do not intend to pay cash dividends on our common stock.

        We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for them.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between December 31, 2003 and December 31, 2004, our common stock closed as high as $18.55 per share and as low as $7.77 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

  •
  our financial results;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

  •
  published reports by securities analysts;

  •
  developments in our clinical trials and in clinical trials for potentially competitive product candidates;

  •
  government regulation;

  •
  changes in reimbursement policies;

  •
  developments in patent or other proprietary rights;

  •
  announcements that we have entered into new collaboration, licensing or similar arrangements with new collaborators, or amendments of the terms of our existing collaborations;

  •
  developments in our relationship with customers;

  •
  public concern as to the safety and efficacy of our products; and

  •
  general market conditions.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

        The following table sets forth our deficiency of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(in thousands)
Deficiency of Earnings to Fixed Charges	$(189,002)	$(198,716)	$(210,821)	$(60,856)	$(8,793)

USE OF PROCEEDS

        All of the notes and shares of our common stock are being sold by the selling security holders identified in this prospectus or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the shares of our common stock. See "Selling Security Holders".

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of December 21, 2004 between us and U.S. Bank National Association, as trustee. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement, dated as of December 21, 2004 among us and the initial purchasers. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture, the registration rights agreement and the form of certificate evidencing the notes is available to you upon request from Abgenix at the address listed under "Incorporation by Reference" above.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Abgenix," "we," "our," or "us," we are referring to Abgenix, Inc. and not any of its subsidiaries.

General

        The notes are senior unsecured obligations of Abgenix and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The notes are senior in right to any existing indebtedness which is subordinated by its terms, including our unsecured 312% Convertible Subordinated Notes due 2007 and our Convertible Subordinated Note due 2013. The notes are convertible into common stock as described under "—Conversion of Notes." The notes have an aggregate principal amount of $300,000,000. The notes will be issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on December 15, 2011, unless earlier redeemed at our option or purchased by us at your option upon a fundamental change.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Abgenix, except to the extent described under "—Repurchase at Option of the Holder Upon a Fundamental Change."

        The notes bear interest at the annual rate of 1.75%. Interest is payable in arrears on June 15 and December 15 of each year, beginning June 15, 2005, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be June 1 and December 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You will have the right, at your option, to convert your notes into shares of our common stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion rate of 78.0153 shares per $1,000 principal amount of notes, subject to the adjustments described below. This is equivalent to an initial conversion price of approximately $12.82 per share.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a fundamental change on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        If the notes are called for redemption or are subject to purchase following a fundamental change, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your election in accordance with the indenture.

Anti-dilution Adjustments

        The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:

  1)
  stock dividends in common stock: we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock or our other capital stock;

  2)
  issuance of rights or warrants: we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price;

  3)
  stock splits and combinations: we:

  •
  subdivide or split the outstanding shares of our common stock into a greater number of shares;

  •
  combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

  •
  issue by reclassification of the shares of our common stock any shares of our capital stock;

  4)
  distribution of indebtedness, securities or assets: we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities, but excluding:

  •
  dividends or distributions described in paragraph (1) above;

  •
  rights or warrants described in paragraph (2) above;

  •
  dividends or distributions paid exclusively in cash described in paragraph (5), (6) or (7) below

    (the "distributed assets"), in which event (other than in the case of a spin-off as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

    For purposes of this section (unless otherwise stated), the "current market price" of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the shareholders entitled to receive such distribution.

            Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, the distributed assets you would have received if you had converted your notes immediately prior to the record date.

            In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and the denominator of which is the current market price of our common stock.

    The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

    •
    the tenth trading day from, and including, the effective date of the spin-off; and

    •
    the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off.

    For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

            In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the "fair market value" of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the ten consecutive trading days following the effective date of the spin-off. Also, for this purpose, the "current market price" of our common stock means the average of the closing sale prices of our common stock over the ten consecutive trading days following the effective date of the spin-off.

            If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities being distributed in the spin-off means the initial public offering price, while the "current market price" of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

  5)
  cash distributions: we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

    Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date. For purposes of this section, the "current market price" of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the shareholders entitled to receive such distribution.

  6)
  tender or exchange offers: we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

    •
    the conversion rate by

    •
    a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

  7)
  repurchases: we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeded the then-prevailing market price of our common stock (such amount, the "repurchase premium"), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (A) the current market price of our common stock, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors;

    provided that no adjustment to the conversion rate shall be made to the extent the conversion rate is not increased as a result of the above calculation and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (7). For purposes of this clause (7), (i) the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment, and (ii) the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and (iii) in determining the repurchase premium, the "then-prevailing market price" of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

        In the event of a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Consequences." In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the conversion rate.

        No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

        The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, if any.

        If you will receive common stock upon conversion of your notes, you will also receive the associated rights under our stockholder rights plan and under any other stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

        Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.

Optional Redemption

        The notes may not be redeemed at our option prior to December 20, 2009. Thereafter, the notes may be redeemed at our option in whole or in part upon not less than 10 nor more than 60 days' notice by mail to holders of the notes. The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

Period	Redemption Price
Beginning on December 20, 2009 through December 14, 2010	100.50%
Beginning on December 15, 2010 through December 14, 2011	100.25%

in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

        No sinking fund is provided for the notes.

Repurchase at Option of the Holder Upon a Fundamental Change

        If a fundamental change (as defined below) occurs at any time prior to maturity, you have the right (subject to our rights described under "—Public Acquirer Change of Control") to require us to repurchase any or all of your notes for cash, or any portion of the initial principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see "Certain United States Federal Income Tax Consequences."

        Within fifteen trading days prior to, but not including, the expected effective date of a fundamental change that is also a public acquirer change of control (as defined below under "—Public Acquirer Change of Control"), we will provide to all holders of the notes and the trustee and paying agent a notification (the "public acquisition notice") stating whether we will:

  •
  elect to adjust the conversion rate and related conversion obligation as described under "—Public Acquirer Change of Control," in which case the holders will not have the right to require us to repurchase their notes as described in this section and will not have the right to the conversion rate adjustment described under "—Adjustment to Conversion Rate Upon a Fundamental Change;" or

  •
  not elect to adjust the conversion rate and related conversion obligation as described under "—Public Acquirer Change of Control," in which case the holders will have the right (if applicable) to require us to repurchase their notes as described in this section and/or the right (if applicable) to the conversion rate adjustment described under "—Adjustment to Conversion Rate Upon a Fundamental Change."

        A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

  (1)
  our common stock (or other common stock into which the notes are convertible) is neither traded on the New York Stock Exchange or another U.S. national securities exchange nor quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States; or

  (2)
  any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  (3)
  we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

  •
  that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

  •
  pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

    •
    which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

  (4)
  at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

        However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clause (2) or (3) (and we will not be required to deliver the notice incidental thereto), if either:

  •
  the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of ten consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days; or

  •
  at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.

        For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

        For purposes of the above, the term "capital stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

        On or before the 15th day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes) (the "effective date"), we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change,

  •
  whether the fundamental change falls under clause (2), (3) or (4) of the definition of fundamental change, in which case the conversion adjustments described under "—Adjustment to Conversion Rate Upon a Fundamental Change" will be applicable,

  •
  the effective date of the fundamental change,

  •
  the last date on which a holder may exercise the repurchase right,

  •
  the fundamental change repurchase price,

  •
  the fundamental change repurchase date,

  •
  the name and address of the paying agent and the conversion agent,

  •
  the conversion rate and any adjustments to the conversion rate,

  •
  that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture, and

  •
  the procedures that holders must follow to require us to repurchase their notes.

        Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.

        To exercise the repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice must state:

  •
  if certificated, the certificate numbers of the notes to be delivered for repurchase,

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof, and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

        You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes,

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

        If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

        We will be required to repurchase the notes no less than 20 and no more than 35 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

  •
  the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent), and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

        The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes.

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        The terms of future senior debt instruments could prohibit us from repurchasing any notes, or provide that certain fundamental changes would constitute a default thereunder. In the event a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of the holders of the applicable senior debt to the repurchase of notes or could attempt to refinance the applicable senior debt that contains such prohibitions. If we do not obtain such a consent or repay such senior debt, we will remain prohibited from repurchasing any notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which may, in turn, constitute a default under such senior debt.

        Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

        If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change (and subject to our rights described under "—Public Acquirer Change of Control"), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the "additional shares") as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq Stock Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction).

        The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the "stock price") paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

        A conversion of notes by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the repurchase notice described under "—Repurchase at Option of the Holder Upon a Fundamental Change")).

        The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under "—Anti-dilution Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under "—Anti-dilution Adjustments."

        The following table sets forth the hypothetical stock price and number of additional shares issuable per $1,000 initial principal amount of notes:

	Stock Price
Effective Date of Fundamental Change
	$9.86	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$50.00	$75.00	$100.00
December 21, 2004	23.37	22.79	15.02	10.57	7.76	5.93	3.72	0.77	0.23	0.06
December 15, 2005	22.79	22.16	14.22	9.67	6.94	5.18	3.11	0.60	0.17	0.04
December 15, 2006	21.86	21.16	12.90	8.47	5.85	4.20	2.40	0.43	0.12	0.02
December 15, 2007	20.56	19.85	11.19	6.77	4.34	2.94	1.57	0.27	0.07	0.01
December 15, 2008	18.67	17.88	8.62	4.37	2.37	1.42	0.65	0.14	0.03	0.00
December 15, 2009 and thereafter	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

        The stock prices and additional share amounts set forth above are based upon a common stock price of $9.86 on December 15, 2004 and an initial conversion price of $12.82.

        The exact stock price and conversion dates may not be set forth on the table; in which case, if the stock price is:

  •
  between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

  •
  more than $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

  •
  less than $9.86 per share (subject to adjustment), no additional shares will be issued upon conversion.

  •
  Despite the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 101.4199 per $1,000 principal amount of notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under "—Anti-dilution Adjustments."

Public Acquirer Change of Control

        Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of permitting a repurchase at the holder's option or adjusting the conversion rate as described under "—Adjustment to Conversion Rate Upon a Fundamental Change," elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

  •
  the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

  •
  the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.

        If we elect to adjust the conversion rate and conversion obligation as described in this section, we must send you a public acquisition notice within fifteen trading days prior to but not including the expected effective date of the fundamental change that is also a public acquirer change of control, as described under "—Repurchase at Option of the Holder Upon a Fundamental Change." If we elect to adjust the conversion rate and conversion obligation in connection with a public acquirer change of control, holders of the notes will not have the right to require us to repurchase their notes as described under "—Repurchase at Option of the Holder Upon a Fundamental Change" or to convert at an adjusted conversion rate as described under "—Adjustment to Conversion Rate Upon a Fundamental Change" in connection with the fundamental change that is also a public acquirer change of control. A "public acquirer change of control" means any event constituting a fundamental change that would otherwise give holders the right to cause us to repurchase the notes as described above under "—Repurchase at Option of the Holder Upon a Fundamental Change," and the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the "public acquirer common stock"). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. "Majority-owned" for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

Events of Default

        Each of the following constitutes an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due;

  (2)
  we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days;

  (3)
  we fail to perform any other obligation required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any note when due;

  (5)
  we fail to provide timely notice of a fundamental change, if required by the indenture, if such failure continues for 30 days after notice of our failure to do so;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

  (7)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock in accordance with the provisions of the note and the indenture; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Abgenix, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or interest on, any note;

  •
  reduce the principal amount of or any premium or interest on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense:

  •
  file with the SEC, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

  •
  use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued, and

  •
  use our commercially reasonable efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Abgenix; and (iii) two years after the effective date of the shelf registration statement.

        We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, the acquisition or divestiture of assets and other events, including SEC review of our periodic reports filed under the Exchange Act. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

        We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest will accrue on the notes if either of the following registration defaults occurs:

  •
  on or prior to the 90th day following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

  •
  on or prior to the 180th day following the date the notes were originally issued, the shelf registration statement is not declared effective.

        In that case, additional interest will accrue on any notes which are then restricted securities, from and including the day following the registration default until the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest began to accrue. In no event will additional interest accrue on any shares of common stock into which the notes have been converted.

        The rates at which additional interest will accrue will be as follows:

  •
  0.25% of the principal amount per annum to and including the 90th day after the registration default; and

  •
  0.50% of the principal amount per annum from and after the 91st day after the registration default.

        In addition, additional interest will accrue on any notes if:

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

        In either event, additional interest will accrue at a rate of 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period, until the earlier of the following:

  •
  the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

  •
  the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Abgenix; and (iii) two years after the effective date of the shelf registration statement.

        A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

  •
  will be required to be named as a selling security holder in the related prospectus;

  •
  may be required to deliver a prospectus to purchasers;

  •
  may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

  •
  will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

        We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the anticipated effective date of the shelf registration statement.

        No holder of registrable securities will be entitled:

  •
  to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

  •
  to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

        Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

        Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire following the questionnaire deadline, we will use our commercially reasonable efforts to include the registrable securities covered thereby in the shelf registration statement pursuant to a prospectus supplement or a post-effective amendment, if required; provided that we will be under no obligation to file a post-effective amendment to add any holders of registrable securities to the shelf registration statement during the fiscal quarter in which the shelf registration statement is declared effective or, thereafter, more than one time per calendar quarter for all such holders.

        We agreed in the registration rights agreement to use our commercially reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our commercially reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.

        This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing shall not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  act as the paying agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        U.S. Bank National Association serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of a global security. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Notice to Investors." Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF COMMON STOCK

Common Stock

        Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share. As of February 28, 2005, 89,194,663 shares of our common stock were issued and outstanding, and there were 228 stockholders of record.

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and the rights of any series of preferred stock that we may designate in the future.

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999, May 2002 and October 2003. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issuable upon conversion of the notes issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy a fraction of a share of our Series A participating preferred stock with economic terms similar to that of one share of our common stock at an exercise price of $175.00 (subject to adjustment in specified circumstances). Each right will become exercisable following the tenth day after a person or group announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

        Following the exercisability of the rights, if an acquiring person obtains 15% or more of our common stock, each right (other than any rights held by such acquiring person or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current market value of twice the exercise price. In addition, if after the rights become exercisable an acquiring person obtains 15% or more of our common stock, (1) we merge into another entity, (2) another entity merges into us or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by such acquiring person or its affiliates) shall entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a value of twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by such person of 50% of the outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by such acquiring person), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We will be entitled to redeem the rights at $0.01 per right at any time before the earlier of (1) such time as any party becomes an acquiring person or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of rights are subject to certain anti-dilution adjustments as described in the rights agreement. Unless earlier exercised, exchanged or redeemed, the rights shall expire on June 2, 2009.

        In October 2003, pursuant to a securities purchase agreement, we amended our stockholder rights plan to prevent AstraZeneca from becoming an "Acquiring Person" for purposes of the rights plan as a result of (1) its acquisition of securities of Abgenix pursuant to the securities purchase agreement; (2) the beneficial ownership by AstraZeneca and its affiliates of the common stock of Abgenix issuable upon conversion of the securities issued pursuant to the securities purchase agreement; or (3) the mandatory conversion at our option of the securities issued pursuant to the securities purchase agreement into shares of common stock. We agreed to keep this amendment in place for a "standstill period" designated in the securities purchase agreement, provided that our obligation to keep the rights plan amendment in place shall lapse if AstraZeneca breaches its standstill obligations in the securities purchase agreement. We have agreed to continue to keep the amendment in place after the termination of the standstill period for so long as AstraZeneca does not acquire voting securities of Abgenix that would cause AstraZeneca's level of ownership to exceed that in effect on the date of the termination of the standstill period.

        The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or common stock held as a capital asset and does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a pass-through entity;

  •
  a United States person whose "functional currency" is not the U.S. dollar.

  •
  a "controlled foreign corporation";

  •
  a "passive foreign investment company"; or

  •
  a United States expatriate.

        The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

        For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term "non-U.S. holder" means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder.

        If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership that holds notes or a partner of such a partnership, you should consult your own tax advisors.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Payment of Interest

        This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Market Discount

        If you purchase a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase by us of the notes. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Amortizable Bond Premium

        If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular account method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange, Redemption, or other Disposition of Notes

        Except as provided below under "Conversion of Notes into Common Stock" you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note increased by market discount that you previously included in income and reduced by any bond premium that you elect to amortize and any cash payments on the note other than stated interest. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss subject to the market discount discussion above. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock

        You will not recognize any income, gain or loss on the conversion of your notes into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock. The amount of gain or loss recognized with respect to a fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share, and the portion of your tax basis in the note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. Your holding period for shares of common stock will include the period during which you held the note.

Constructive Distributions

        The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in "Description of Notes—Public Acquirer Change of Control") may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Possible Effect of the Adjustment to Conversion Rate Upon a Fundamental Change

        In certain situations, we may be obligated to adjust the conversion rate of the notes (as described above under "Description of the Notes—Adjustment to Conversion Rate Upon a Fundamental Change") or in lieu of such adjustment, provide for the conversion of the notes into shares of a public acquirer (as described above under "Public Acquirer Change of Control"). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, although the issue is not free from doubt, we intend to take the position that the notes should not be treated as contingent payment debt instruments because of this adjustment. As required in the indenture, by purchasing notes you agree not to treat the notes as contingent payment debt instruments. It is possible that the Internal Revenue Service could disagree with this treatment and seek to treat the notes as contingent payment debt instruments, which would require current accrual of income in excess of stated interest, recognition of gain or loss on conversion and the treatment as ordinary income rather than capital gain of income realized on the taxable disposition of a note.

Information Reporting and Backup Withholding

        Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

        The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

        The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the "portfolio interest rule" provided that:

  •
  interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in "Payments of Interest" are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Dividends and Constructive Dividends

        Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see "Constructive Distributions" above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

        A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

        As described more fully under "Description of the Notes—Registration Rights," upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to federal withholding.

Conversion of Notes into Common Stock

        Neither gain nor loss will be recognized by non-U.S. holders on the exchange of notes into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under "—Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock") and common stock attributable to accrued interest, if any (which will be treated as described above under "—Payments of Interest").

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

        Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with your conduct of a trade or business in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

        If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable United States income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

        We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes held by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above under "Payments of Interest" without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under "Payments of Interest."

        In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITY HOLDERS

        We originally issued the notes to the initial purchasers of the notes in a private placement in December 2004. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        The following table sets forth information as of March 15, 2005 about the principal amount of notes and the common stock issuable upon conversion of notes beneficially owned by each selling security holder that may be offered using this prospectus. We prepared the table set forth below based on the information supplied to us by the selling security holders named in the table.

        Unless otherwise described below, to our knowledge, no selling security holder nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. For selling security holders that are non-reporting entities, the person or persons listed in the footnotes to the table of selling security holders exercise voting and dispositive powers over the notes and any shares of common stock issuable upon conversion of notes held by that selling security holder.

        None of the selling security holders that are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of their acquisition of the securities, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

        A selling security holder may offer all or some portion of the notes and shares of common stock issuable upon conversion of the notes from time to time. Accordingly, no estimate can be given as to the amount or percentage of notes or shares that will be held by the selling security holders upon termination of any particular offering. See "Plan of Distribution." In addition, the selling security holders identified below may have sold, transferred or disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold (1)	Percentage of Common Stock Outstanding (2)
AHFP Context (3)	200,000	*	15,603	*
Arkansas PERS (4)	385,000	*	30,035	*
AstraZeneca Holdings Pension (4)	115,000	*	8,971	*
ATSF—Transamerica Convertible Securities (5)	1,650,000	*	128,725	*
BNP Paribas Equity Strategies, SNC (6)	3,810,000	1.3	297,238	*
Boilermaker Blacksmith Pension Trust (4)	480,000	*	37,447	*
BP Amoco PLC Master Trust (7)	201,000	*	15,681	*

CALAMOS® Market Neutral Fund—CALAMO® Investment Trust (8)	6,500,000	2.2	507,099	*
Celebrity IAM Ltd. (9)	4,100,000	1.4	319,862	*
CNHCA Master Fund, LP (10)	1,100,000	*	85,816	*
Context Convertible Arbitrage Fund, LP (11)	1,850,000	*	144,328	*
Context Convertible Arbitrage Offshore, LTD (12)	5,350,000	1.8	417,381	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (13)	1,950,000	*	152,129	*
DBAG London (14)	5,147,000	1.7	401,544	*
Delaware PERS (4)	220,000	*	17,163	*
Delta Airlines Master Trust (4)	115,000	*	8,971	*
Descartes Offshore Ltd. (9)	11,150,000	3.7	869,870	*
Descartes Partners L.P. (9)	3,000,000	1.0	234,045	*
Deutsche Bank Securities (15)	600,000	*	46,809	*
DKR Saturn Event Driven Holding Fund Ltd. (16)	23,875,000	8.0	1,862,615	2.0
DKR Saturn Multi-Strategy Holding Fund Ltd. (17)	23,875,000	8.0	1,862,615	2.0
DKR SoundShore Strategic Holding Fund Ltd. (18)	4,000,000	1.3	312,061	*
Duke Endowment (19)	105,000	*	8,191	*
Fore Convertible Master Fund, Ltd. (20)	1,300,000	*	101,419	*
Fore ERISA Fund, Ltd. (20)	1,780,000	*	138,867	*
Fore Multi Strategy Fund, Ltd. (20)	1,500,000	*	117,023	*
Grace Brothers, Ltd. (21)	7,000,000	2.3	546,107	*
Grace Convertible Arbitrage Fund, Ltd. (21)	6,000,000	2.0	468,091	*
Guggenheim Portfolio Company VII (Cayman), Ltd. (22)	175,000	*	13,652	*
Hallmark Convertible Securities Fund (4)	30,000	*	2,340	*
Hotel Union & Hotel Industry of Hawaii Pension Plan (7)	52,000	*	4,056	*
ICI American Holdings Trust (4)	85,000	*	6,631	*

IDEX—Transamerica Convertible Securities Fund (5)	1,100,000	*	85,816	*
ING Convertible Fund (23)	720,000	*	56,171	*
ING VP Convertible Portfolio (23)	30,000	*	2,340	*
Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Mgt. (7)	226,000	*	17,631	*
JMG Triton Offshore, Ltd. (24)	500,000	*	39,007	*
JP Morgan Securities Inc. (25)	5,000,000	1.7	390,076	*
KBC Financial Products USA Inc. (26)	1,700,000	*	132,626	*
Linden Capital LP (27)	4,090,000	1.4	319,082	*
Lyxor/Convertible Arbitrage Fund Limited (13)	518,000	*	40,411	*
Man Convertible Bond Master Fund, Ltd. (28)	4,905,000	1.6	382,665	*
Man Mac I, Limited (29)	500,000	*	39,007	*
McMahan Securities Co. L.P. (15)	719,000	*	56,093	*
Morgan Stanley Convertible Securities Trust (30)	1,000,000	*	78,015	*
National Bank of Canada (31)	850,000	*	66,313	*
Nuveen Preferred & Convertible Fund JQC (19)	1,845,000	*	143,938	*
Nuveen Preferred & Convertible Income Fund JPC (19)	1,380,000	*	107,661	*
OCLC Online Computer Library Center (4)	15,000	*	1,170	*
Pacific Life Insurance Company (32)	500,000	*	39,007	*
Polaris Vega Fund L.P. (33)	200,000	*	15,603	*
Prudential Insurance Co. of America (34)	25,000	*	1,950	*
Quattro Fund Ltd. (35)	3,825,000	1.3	298,408	*
Quattro Multistrategy Masterfund (35)	675,000	*	52,660	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio (36)	8,500,000	2.8	663,130	*
S.A.C. Arbitrage Fund, LLC (37)	2,000,000	*	156,030	*
SG Americas Securities, LLC (15)	15,000,000	5.0	1,170,229	1.3

Singlehedge US Convertible Arbitrage Fund (13)	562,000	*	43,844	*
Sphinx Convertible Arb Fund SPC c/o SSI Investment Mgt. (7)	147,000	*	11,468	*
SSI Hedged Convertible Market Neutral L.P. (7)	110,000	*	8,581	*
St. Thomas Trading, Ltd. (28)	1,095,000	*	85,426	*
State of Oregon/Equity (4)	1,100,000	*	85,816	*
Sturgeon Limited (13)	660,000	*	51,490	*
Sunrise Partners Limited Partnership (38)	8,510,000	2.8	663,910	*
Syngenta AG (19)	50,000	*	3,900	*
Tribeca Global Convertible Investments LTD (39)	19,500,000	6.5	1,521,298	1.7
The City of Southfield Fire & Police Retirement System (7)	8,000	*	624	*
The Consulting Group Capital Markets c/o SSI Investment Mgt. (7)	54,000	*	4,212	*
The Estate of James Campbell 03394 (40)	20,000	*	1,560	*
The Estate of James Campbell 08968 (40)	12,000	*	936	*
The Estate of James Campbell 11222 (40)	165,000	*	12,872	*
UBS AG London Branch (41)	15,500,000	5.2	1,209,237	1.3
UBS AG LONDON F/B/O HFS (42)	1,000,000	*	78,015	*
Univest Convertible Arbitrage Fund II LTD (Norshield) (43)	250,000	*	19,503	*
Viacom Inc. Pension Plan Master Trust (7)	5,000	*	390	*
Van Kampen Harbor Fund (44)	600,000	*	46,809	*
Any other holder of notes or future transferee, pledge, donee or successor of any holder	77,129,000	25.7	6,017,242	6.3
TOTAL	$300,000,000	100%	23,404,590	20.8

*
Less than 1%

(1)
Assumes conversion of all of the notes at a conversion rate of 78.0153 shares of common stock per $1,000 of notes. This conversion rate, however, is subject to adjustment as described under the section captioned "Description of the Notes" in this prospectus. Accordingly, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d) of the Exchange Act, using 89,194,663 shares of common stock outstanding as of February 28, 2005. In calculating this amount for holders of notes, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. We did not, however, assume the conversion of any other holder's notes. Except as otherwise indicated, to our knowledge, none of the selling holders of notes beneficially owns any of our common stock other than the shares of common stock issuable upon conversion of the notes.

(3)
Michael Rosen and William Fertig have voting and/or investment power over these securities. This security holder or its affiliates own $500,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(4)
Ann Houlihan has voting and/or investment power over these securities.

(5)
Kirk Kim and Edward Han have voting and/or investment power over these securities. This security holder is an affiliate of a registered broker-dealer.

(6)
Christian Menestner, CEO of CooperNeff Advisors Inc., an SEC-reporting company, has voting and/or investment power over these securities. This secutiyholder is an affiliate of a registered broker-dealer.

(7)
Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht have voting and/or investment power over these securities.

(8)
Nick Calamos has voting and/or investment power over these securities.

(9)
Deepak Gulrajani has voting and/or investment power over these securities.

(10)
CNH Partners, LLC is the investment advisor of the selling security holder and has sole vesting and dispositive power over the registrable securities. Investment Principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(11)
Michael Rosen and William Fertig have voting and/or investment power over these securities. This security holder or its affiliates own $2,000,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(12)
Michael Rosen and William Fertig have voting and/or investment power over these securities. This security holder or its affiliates own $6,725,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(13)
Christian Menestner, CEO of CooperNeff Advisors Inc., an SEC-reporting company, has voting and/or investment power over these securities.

(14)
This security holder is an affiliate of Deutsche Bank Securities, a registered broker-dealer. Patrick Corrigan has voting and/or dispositive power over these securities.

(15)
This security holder is an SEC-reporting company and a registered broker-dealer.

(16)
DKR Saturn Management Company L.P. ("DKR Saturn") is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. (the "Fund"). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For shares included in this questionnaire, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to the Fund. Ron Phillips has trading authority over the Fund. This security holder or its affilates own 1,000 put options that are not being registered hereby.

(17)
DKR Saturn Management, L.P. ("DKR Saturn") is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Multi- Strategy Holding Fund Ltd. (the "Fund"). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. For shares included in this questionnaire, DKR Saturn Management Company L.P. has been retained to act as the portfolio manager to the Fund. Mike Cotton has trading authority over the Fund. This security holder or its affilates own 1,000 put options that are not being registered hereby.

(18)
DKR Capital Partners L.P. ("DKR LP") is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DRK SoundShore Strategic Holding Fund Ltd. (the "Fund"). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. For securities included in this registration statement, Manan Rawal has trading authority over the Fund.

(19)
This security holder is an SEC-reporting company.

(20)
David Egglishaw has voting and/or investment power over these securities.

(21)
Bradford Whitmore and Michael Brailov have voting and/or investment power over these securities.

(22)
Matthew Lee has voting and/or investment power over these securities. The sole shareholder of Guggenheim Portfolio Company VIII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The limited liability company manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers.

(23)
Anu Sahai has voting and/or investment power over these securities.

(24)
JMG Triton Offshore Fund, Ltd. (the "Fund") is an international business company under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the "Manager"). The Manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund's investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware Company ("Pacific") and Asset Alliance Holding Corp., a Delaware Company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.

(25)
Charlotte Chui has voting and/or investment power over these securities. This security holder is a registered broker-dealer. This security holder or its affiliates own 364 shares of our common stock that are not being registered hereby.

(26)
KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the notes owned by this selling holder. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc. This security holder is a registered broker-dealer.

(27)
Siu Min Wong has voting and/or investment power over these securities. This security holder or its affiliates own $1,163,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(28)
John Null and J. T. Hansen, Principals of Marin Capital Partners, LP have voting and/or investment power over these securities.

(29)
Man-Diversified Fund II Ltd. has been identified as the Controlling Entity of Man Mac I Ltd., the beneficial owner of the securities. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(30)
This security holder is an SEC-reporting company and an affiliate of a registered broker-dealer.

(31)
Michael Rosen and William Fertig have voting and/or investment power over these securities. This security holder is an affiliate of Putnam Lowell, a registered broker-dealer. This security holder or its affiliates own $750,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(32)
Mark Holmlund, James Morris, Bill Robinson, Michael Robb, Glenn Schafer and Tom Sutton have voting and/or investment power over these securities. This security holder is an affiliate of Associated Securities Corp., Contemporary Financial Solutions, Inc., M.L. Stern & Co., LLC, Mutual Service Corporation, Pacific Select Distributors, Inc., United Planners' Financial Services of America and Waterstone Financial Group, Inc., each a registered broker-dealer.

(33)
Gregory R. Levinson has voting and/or investment power over these securities.

(34)
This security holder is an SEC-reporting company and an affiliate of Prudential Insurance, a registered broker-dealer.

(35)
Andrew Kaplan, Louis Napoli and Brian Swain have voting and/or investment power over these securities.

(36)
Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(37)
Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management") share all investment and voting power with respect to the securities held by SAC Arbitrage Fund. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities. This security holder or its affiliates own 113,045 shares of our common stock that is not being registered hereby.

(38)
S. Donald Sussman has voting and/or investment power over these securities. This security holder is an affiliate of Paloma Securities L.L.C., a registered broker-dealer. This security holder or its affiliates own $873,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(39)
Tiani X. Lee has voting and/or investment power over these securities. This security holder is an affiliate of Citigroup Global Markets, Inc., a registered broker-dealer. This security holder or its affiliates own $7,000,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(40)
Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht have voting and/or investment power over these securities. This security holder or its affiliates own $500,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(41)
Tom Klein and/or Charles Dietz have voting and/or investment power over these securities. This security holder is an affiliate of a registered broker-dealer.

(42)
Mr. Dominic Lynch has voting and/or investment power over these securities.

(43)
Michael Rosen and William Fertig have voting and/or investment power over these securities. This security holder or its affiliates own $150,000 principal amount of the Company's 3.50% notes due 2007 that is not being registered hereby.

(44)
This security holder is an SEC-reporting company. Van Kampen Asset Management ("Asset Management"), an SEC-reporting company, as the selling security holder's investment adviser, has discretionary authority over the selling security holder's portfolio. This selling security holder is a registered broker-dealer.

PLAN OF DISTRIBUTION

        The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the notes or the common stock by selling security holders.

        The selling security holders, including their pledgees or donees, may sell the notes and the common stock directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        In connection with sales of the notes and the common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock in the course of hedging the positions they assume. The selling security holders may also sell the notes and the common stock short and deliver the notes or the common stock to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling security holders from the sale of the notes or common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. They may also be subject to certain statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        To our knowledge, Deutsche Bank Securities, JP Morgan Securities Inc., KBC Financial Products USA Inc., McMahan Securities Co. L.P., SG Americas Securities, LLC and Van Kampen Harbor Fund are the only selling security holders who are registered broker-dealers and, as such, they are underwriters of the notes and the underlying common stock within the meaning of the Securities Act. Other than the performance of investment banking, advisory and other commercial services for us in the ordinary course of business, we do not have a material relationship with any of these broker- dealers. These security holders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market-making or stabilizing transactions involving the purchase or distribution of these securities by these security holders. To our knowledge, none of the selling security holders that are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of their acquisition of the securities, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

        We are not aware of any plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling security holders. We do not assure you that the selling security holders will sell any or all of the notes and the common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any selling security holder will not transfer, devise or gift the notes and the common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ABGX." We do not intend to apply for listing of the notes on any securities exchange or other stock market. Accordingly, we give you no assurance as to the development of liquidity or any trading market for the notes. See "Risk Factors—There is no public market for the notes."

        To the extent required, the specific notes or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment.

        We entered into a registration rights agreement for the benefit of the holders of the notes and the common stock issuable upon conversion of notes to register their notes and common stock under applicable securities laws under specific circumstances and at specific times. This registration rights agreements provides for cross-indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses payable by us (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $125,000.

LEGAL MATTERS

        The validity of the shares of our securities offered by this prospectus has been passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and Abgenix, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table lists the expenses expected to be incurred in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained therein, all of which will be paid by the registrant. The registrant also is paying all of the selling security holders' expenses related to this offering, except that the selling security holders will pay any applicable underwriting discounts and selling commissions. All amounts listed below, other than the SEC registration fee, are estimates.

SEC registration fee	$35,310
Printing and engraving expenses	21,000
Accounting fees and expenses	15,000
Legal fees and expenses	40,000
Trustee and transfer agent fees and expenses	12,500
Miscellaneous expenses	1,190

Total	$125,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

        See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Abgenix's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on March 17, 2005.

ABGENIX, INC.
By:	/s/ WILLIAM R. RINGO Name: William R. Ringo Title: President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Ringo and H. Ward Wolff or either of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date

/s/ WILLIAM R. RINGO William R. Ringo	President, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2005
/s/ H. WARD WOLFF H. Ward Wolff	Chief Financial Officer and Senior Vice President, Finance (Principal Financial and Accounting Officer)	March 17, 2005
/s/ R. SCOTT GREER R. Scott Greer	Chairman of the Board of Directors	March 17, 2005
/s/ M. KATHLEEN BEHRENS, PH.D. M. Kathleen Behrens, Ph.D.	Director	March 17, 2005
/s/ RAJU S. KUCHERLAPATI, PH.D. Raju S. Kucherlapati, Ph.D.	Director	March 17, 2005

/s/ KENNETH B. LEE, JR. Kenneth B. Lee, Jr.	Director	March 17, 2005
/s/ MARK B. LOGAN Mark B. Logan	Director	March 17, 2005
/s/ THOMAS G. WIGGANS Thomas G. Wiggans	Director	March 17, 2005
/s/ RAYMOND M. WITHY, PH.D. Raymond M. Withy, Ph.D.	Director	March 17, 2005

INDEX TO EXHIBITS

Exhibit	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Abgenix, as currently in effect.
3.2(2)	Amended and Restated Bylaws of Abgenix, as currently in effect.
4.1(3)	Indenture dated December 21, 2004, between U.S. Bank National Association, as trustee, and Abgenix, Inc.
4.2(3)	Registration Rights Agreement, dated December 21, 2004, among Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Abgenix, Inc.
4.3(2)
Amended and Restated Preferred Shares Rights Agreement, dated as of May 9, 2002, between Abgenix, Inc. and Mellon Investor Services, LLC, including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
4.4(4)	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, dated October 29, 2003.
5.1	Opinion of Simpson Thacher & Bartlett LLP.
12.1(5)	Statement re: Computation of Ratio
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the indenture.

(1)
Incorporated by reference to the same exhibit filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2002.

(2)
Incorporated by reference to the same exhibits filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A filed on May 14, 2002 (File Number 000-24207).

(3)
Incorporated by reference to the same exhibits filed with Abgenix's Current Report on Form 8-K filed on December 22, 2004.

(4)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 3 to its Registration Statement on Form 8-A filed on October 29, 2003 (File No. 000-24207).

(5)
Incorporated by reference to the same exhibit filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2004.

QuickLinks

Table of Contents
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
Risks Related to the Notes
Risks Related to our Finances
Risks Related to the Development and Commercialization of our Products
Risks Related to Intellectual Property
Risks Related to Our Industry
Other Risks Related to Our Company
DEFICIENCY OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF COMMON STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS